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                                                                       EXHIBIT 5

                          BETHLEHEM STEEL CORPORATION

                                                                FEBRUARY 9, 1994

BOARD OF DIRECTORS
BETHLEHEM STEEL CORPORATION
BETHLEHEM, PA 18016-7699

     I am Deputy General Counsel of Bethlehem Steel Corporation, a Delaware corporation (the "Corporation"). I have acted as counsel for the Corporation in connection with the proposed offer and sale by the Corporation of up to an aggregate of 13,800,000 shares of its Common Stock, par value $1 per share (the "Common Stock"), pursuant to (i) the U.S. Underwriting Agreement to be entered into among the Corporation and Salomon Brothers Inc, J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated, as representatives of the several U.S. underwriters named therein (the "U.S. Underwriting Agreement"), and (ii) the International Underwriting Agreement to be entered into among the Corporation and Salomon Brothers International Limited, J.P. Morgan Securities Ltd. and Morgan Stanley & Co. International Limited, as representatives of the several international underwriters named therein (the "International Underwriting Agreement," and together with the U.S. Underwriting Agreement, the "Underwriting Agreements"). In that capacity, I am familiar with the Registration Statement on Form S-3 (the "Registration Statement") which has been prepared in connection with the proposed offering.

     As Deputy General Counsel of the Corporation, I am familiar with the Corporation's Restated Certificate of Incorporation and its By-laws, as amended. I am also familiar with the actions taken by the Corporation's Board of Directors on January 26, 1994.

     Based upon the foregoing, I am of the opinion that, when certificates for such additional shares of Common Stock have been duly executed, countersigned by the Transfer Agent and registered by a Registrar of the Corporation, and delivered in accordance with the terms of the Underwriting Agreements, such shares of Common Stock will be duly authorized, validly issued, fully paid and nonassessable.

     I know that I am referred to under the heading "Legal Matters" in the Prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

                                          Very truly yours,

                                          G.P. Holsenbeck
                                          Deputy General Counsel